Exhibit 99.1

DXC Announces Leadership Appointments to Accelerate Its AI-Centric Future

Paul Taylor named President of DXC; Dan Gray to lead Global Infrastructure Services

ASHBURN, Va., July 30, 2026 /PRNewswire/ — DXC Technology (NYSE: DXC), a leading enterprise technology and innovation partner, today announced a series of leadership appointments effective immediately that position the next generation of AI-centric leadership at the forefront of the company and further streamline the organization for customers, partners, and employees.

Paul Taylor has been named President of DXC Technology, assuming the role from Raul Fernandez, who continues as Chief Executive Officer. In addition, Dan Gray has been appointed President of Global Infrastructure Services (GIS). Ramnath Venkataraman, President of Consulting & Engineering Services (CES), and Ray August, President of Insurance Software & Business Process Services (ISB), will continue to lead their businesses, with all three offering presidents reporting to Taylor. Chris Drumgoole, currently President of GIS, will depart DXC to take on an elevated leadership role outside the company and will join as a founding member of DXC's newly formed CEO Advisory Council.

The appointments build on the announcement of Holly Grant as President, AI Innovation and Strategy & LabX, DXC’s AI-native product incubation work and AI Platforms Engine, and a key growth driver of the company’s Fast Track strategy. Together, these moves mark a deliberate step in building the company's AI-centric future.

“These appointments put new AI-centric leadership front and center at DXC and accelerate our dual Core and Fast Track strategy,” said Raul Fernandez, Chief Executive Officer, DXC Technology. “Paul’s entrepreneurial mindset is exactly what we need to unify our commercial and operating organizations so we can fully leverage our world-class technology and execute with greater speed, accountability and customer focus. He will enable us to deliver even greater value for our customers as they transform their businesses. Paul and Dan, together with Holly Grant, who was announced earlier this week as President, AI Innovation and Strategy & LabX, each bring a proven ability to build, simplify and deliver at scale. Together, they will accelerate the momentum we’ve created for our customers, with our partners, and for our people. I also want to congratulate Chris on earning an exciting new opportunity and thank him for his years of dedicated service and leadership. I’m proud of what he has accomplished and pleased he will continue to contribute as a founding member of our new CEO Advisory Council.”

Paul Taylor — President, DXC Technology

As President, Taylor will lead DXC’s global operating business with end-to-end responsibility for customer growth, commercial execution, operational performance, profitability, and delivery across the company’s approximately $13 billion business, with commercial accountability across both DXC’s Core and Fast Track strategies. His remit spans DXC’s five geographic markets and its three global offering businesses, Global Infrastructure Services, Consulting & Engineering Services, and Insurance Software & Business Process Services. Bringing these organizations together under a single operating leader strengthens accountability, simplifies decision-making, and enables faster execution, allowing DXC to deliver greater value and innovation for customers around the world.

Taylor brings more than 30 years of technology and commercial leadership experience including in financial markets and enterprise technology. He was a partner at IHS Markit through a period of significant profitable growth and scale, culminating in its sale to S&P Global. Most recently, he founded and led HUB, an AI-driven financial technology business acquired by OSTTRA, where AI agents and workflow automation were central to the company’s operating model.

“DXC has an exceptional customer base, great people with deep technical capabilities, and a unique opportunity to help many of the world’s largest organizations modernize and transform through AI,” said Taylor. “By bringing our markets and global offerings together under one operating organization, we can move faster, execute more effectively, and deliver greater value for our customers. Our focus will be on driving sustainable revenue growth, strengthening customer partnerships, delivering operational excellence, and creating measurable business outcomes for our customers. I’m excited to work alongside our teams around the world as we build on DXC’s strengths and unlock the next phase of value creation for our customers, employees, and shareholders.”

Chris Drumgoole — CEO Advisory Council

Drumgoole, who has led GIS as President, will depart DXC to take on a leadership role outside the company after many years of dedicated service. During his tenure, Drumgoole built a strong foundation for the GIS business and its customers. He will remain closely connected to DXC as a member of the CEO Advisory Council, where he will continue to advise Fernandez and members of the leadership team.

Dan Gray — President, Global Infrastructure Services

Gray is a senior DXC leader who has spent nineteen years at the company leading technology strategy and delivery for some of the company’s largest global customers in addition to enterprise IT as deputy CIO.

Most recently, as Vice President and Chief Technology Officer for GIS, he led Global Technical Customer Operations, a team of more than 45,000 technology professionals delivering infrastructure, cloud, cybersecurity, mainframe, workplace, and business process services for many of the world's largest enterprises. In that role, he co-led and provided technical leadership for the build and deployment of DXC OASIS, helping take the platform from concept to production in just over a year. As President of GIS, Gray will work closely with Taylor to sharpen the organizations’ focus, accelerate growth through the adoption of AI powered services, and help DXC’s customers realize greater value from the mission-critical systems and services they depend on every day.

About DXC Technology

DXC Technology (NYSE: DXC) is a leading enterprise technology and innovation partner delivering software, services, and solutions to global enterprises and public sector organizations — helping them harness AI to drive outcomes at a time of exponential change with speed. With deep expertise in Managed Infrastructure Services, Application Modernization, and Industry-Specific Software Solutions, DXC modernizes, secures, and operates some of the world's most complex technology estates. Learn more on dxc.com.

Forward-Looking Statements

All statements in this press release that do not directly and exclusively relate to historical facts constitute "forward-looking statements." These statements represent current expectations and beliefs, and no assurance can be given that the results described in such statements will be achieved.
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